Exhibit 99.2

PRESS RELEASE

VCG Holding Corp (ticker: PTT, exchange: AMEX) News Release

April 17, 2007

VCG Holding Corp Announces the Purchase of the assets of Regale, Inc. in Raleigh, North Carolina.

DENVER (BUSINESS WIRE) April 17, 2007 VCG Holding Corp (AMEX: PTT), VCG Holding Corp. (VCG) a nationwide owner/operator of adult nightclubs, announced today that it has completed the purchase of the assets of Regale, Inc. in Raleigh, North Carolina on April 16, 2007. This purchased was previously announced as a Southeast United States location. The club will operate under the name “The Men’s Club®” under a trademark license with Hospitality Licensing Corporation (HLC). HLC affiliates operate and maintain nightclub operations of The Men’s Club® in Dallas, Houston and Charlotte. The Men’s Club® has additional locations in Mexico City and Guadalajara Mexico under an International License and Franchise Agreement.

The purchase the assets of the Raleigh location was completed today under the terms of the purchase Agreement. The purchase price was $10,100,000 cash and 9,747 shares of VCG common stock. All contingencies were satisfied and all applicable permits and licenses have been transferred to VCG’s subsidiary, Raleigh Restaurant Concepts Inc. Based on due diligence, it is expected that the Raleigh location will contribute $6,450,000 in gross revenue and $3,000,000 in pretax cash flow annually.

“This acquisition is not only highly accretive, but also adds another premier club to our upscale portfolio of clubs. The proceeds of the recent private placement funded this acquisition. We are pleased to have acquired such a great location with close to 50% pre tax margins.” stated Troy Lowrie CEO and Chairman of VCG. Management believes this acquisition will enable the company to meet the previously disclosed guidance.

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator and consolidator of adult nightclubs throughout the United States. The Company currently owns twelve adult nightclubs and one upscale dance lounge. The night clubs are located in Indianapolis, St. Louis, Denver, Colorado Springs, and Louisville.

Clarification

We reported our fiscal 2006 earnings in a press release April 3, 2007. We reported four levels of earning in our 10KSB for fiscal 2005 and 2006. The press release was unclear in its reporting of each of the levels of the earnings and earnings per share. The following table lists all reported earnings per shares for the years ended December 31, 2005 and 2006.

	2005	2006
Net income from continuing operations	$718,360	$1,520,363
Net income	$414,479	$1,115,676
Preferred dividend	$(1,685,730)	$(878,843)
Net (loss) applicable to common shareholders	$(1,271,251)	$236,833
Earnings per share
Net income from continuing operations	$0.09	$0.17
Net income	$0.05	$0.13
Preferred dividend	$(0.20)	$(0.10)
Net (loss) applicable to common shareholders	$(0.15)	$0.03

Forward-looking statements

Statements contained in this press release concerning future results, performance or expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as assumptions on which such statements are based. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release. Forward-looking statements involve a number of risks and uncertainties, and other factors, that could cause actual results, performance or developments to differ materially from those expressed or implied by those forward-looking statements including the following: failure of facts to conform to necessary management estimates and assumptions; the Company’s ability to identify and secure suitable locations for new nightclubs on acceptable terms, open the anticipated number of new nightclubs on time and within budget, achieve anticipated rates of same-store sales, hire and train additional nightclub personnel and integrate new nightclubs into its operations; the continued implementation of the Company’s business discipline over a large nightclub base; unexpected increases in cost of sales or employee, pre-opening or other expenses; the economic conditions in the new markets into which the Company expands and possible uncertainties in the customer base in these areas;

fluctuations in quarterly operating results; seasonality; changes in customer spending patterns; the impact of any negative publicity or public attitudes; competitive pressures from other national and regional nightclub chains; business conditions, such as inflation or a recession, or other negative effect on nightclub patterns, or some other negative effect on the economy, in general, including (without limitation) growth in the nightclub industry and the general economy; changes in monetary and fiscal policies, laws and regulations; war, insurrection and/or terrorist attacks on United States soil; and other risks identified from time to time in the Company’s SEC reports, including the Annual Report on Form 10-KSB for 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K, registration statements, press releases and other communications. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contact:

Troy H. Lowrie, CEO
Micheal Ocello, President
Donald W Prosser, CFO
VCG Holding Corporation
390 Union Blvd, Suite 540
Lakewood, Colorado 80228
Telephone	303.934.2424
Facsimile	303-922.0746
Email:	tlowrie@vcgh.com
dprosser@vcgh.com
mocello@vcgh.com